UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Graco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GRACO INC.
88 Eleventh Avenue N.E.
Minneapolis, MN 55413
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
Please join us on Thursday, April 21, 2011, at 2:00 p.m. Central Time for Graco Inc.’s Annual Meeting of Shareholders at the George Aristides Riverside Center, which is located at 1150 Sibley Street N.E., Minneapolis, Minnesota.
At this meeting, shareholders will consider the following matters:
1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2011.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	An advisory, non-binding vote on the frequency for which shareholders will have an advisory, non-binding vote on our executive compensation.

5.	Vote on a shareholder proposal, if properly presented at the meeting.

6.	Transaction of such other business as may properly come before the meeting.
Shareholders of record at the close of business on February 22, 2011 are entitled to vote at this meeting or any adjournment.
We encourage you to join us and vote at the meeting. Regardless of whether you plan on attending the meeting, we encourage you to vote by Internet, or by requesting a paper copy and voting by telephone or returning your proxy card by mail, as described in further detail later in this Proxy Statement.
If you do not vote by Internet, telephone, returning a proxy card or voting your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. This will not prevent you from voting in person if you decide to attend the meeting.
Sincerely,

Patrick J. McHale	Karen Park Gallivan
President and Chief Executive Officer	Secretary
March 7, 2011
Minneapolis, Minnesota

GENERAL REQUESTS FOR 2010 GRACO INC. ANNUAL REPORT ON FORM 10-K
The 2010 Graco Inc. Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:
Investor Relations
Graco Inc.
P.O. Box 1441
Minneapolis, Minnesota
55440-1441

GRACO INC.
88 Eleventh Avenue N.E.
Minneapolis, MN 55413
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2011
Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 21, 2011 and any adjournments of that meeting (the “Meeting”).
We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.
The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties, for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 8, 2011, and the proxy materials will be available at that time on www.proxyvote.com.
Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.
Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors, the advisory vote on our executive compensation, the advisory vote on the frequency of the advisory vote on our executive compensation and the shareholder proposal to adopt majority voting for the election of directors will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee may not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
The vote required for the election of directors is a plurality of votes cast. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2011 and the vote on the shareholder proposal require the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The advisory vote on our executive compensation and the advisory vote on the frequency of the advisory vote on our executive compensation are advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. Similarly, the Board will consider shareholders to have selected the frequency option for advisory votes on our executive compensation that receives the most votes.
Only shareholders of record as of the close of business on February 22, 2011 may vote at the Meeting or at any adjournment. As of that date, there were issued and outstanding 60,177,653 common shares of Graco Inc. (which we refer to in this Proxy Statement as “us,” “we,” “our Company” or “the Company”) the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS
Registered shareholders may vote by using any one of the following methods:
1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it as soon as possible in the envelope provided.

4.	Vote in Person at the Annual Meeting.

You may vote in person at the Annual Meeting to be held at the George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota, on Thursday, April 21, 2011, at 2:00 p.m. Central Time.
If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.
PROPOSAL 1
ELECTION OF DIRECTORS
NOMINEES AND OTHER DIRECTORS
The number of directors of our Company is set at nine; there are currently nine directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next annual meeting of shareholders. Directors elected at an annual meeting of shareholders to succeed directors whose terms expire are elected for three-year terms. Our Board policy states that a director shall retire from the Board effective upon the conclusion of the term for which the director is serving when the director reaches age 72, unless our Board waives this requirement. At the Meeting, three persons will be nominated for election to our Board of Directors.
Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Patrick J. McHale, Lee R. Mitau, and Marti Morfitt for three-year terms expiring in the year 2014. Mr. McHale, Mr. Mitau and Ms. Morfitt, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company.
Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a plurality of the voting power of shares present at the Meeting in order to be elected. Unless the Board reduces the number of directors, your proxy will be voted to elect the replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.
The following information is given with respect to the three nominees for election and the other six directors whose terms of office will continue after the Meeting. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at this Meeting to terms expiring in 2014:
Patrick J. McHale
Mr. McHale, 49, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President of Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989.
Lee R. Mitau
Mr. Mitau, 62, is Executive Vice President and General Counsel of U.S. Bancorp, a regional bank holding company. He assumed this position in 1995. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company.
Marti Morfitt
Ms. Morfitt, 53, is Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements. She assumed this position in October 2009. Ms. Morfitt is also President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products. She held this position from 2001 through March 2007. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of Life Time Fitness, Inc. and lululemon athletica inc. From 1998 until 2007, she served as director of CNS, Inc.; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as director of Solta Medical, Inc. f/k/a Thermage, Inc.
Directors whose terms continue until 2012:
William J. Carroll
Mr. Carroll, 66, was appointed Chief Executive Officer of Limo-Reid, Inc. d/b/a NRG Dynamix, a power train designer and manufacturer, effective March 1, 2009. From May 2006 until March 2009, he was a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry. He was the Director of Economic and Community Development for the city of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was President and Chief Operating Officer of Dana Corporation. Dana Corporation engineers, manufactures and distributes components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll was President — Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999.
Jack W. Eugster
Mr. Eugster, 65, was Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1980 until his retirement in January 2001. Mr. Eugster has been a director of Graco since February 2004, and is also a director of Donaldson Company, Inc., Black Hills Corporation and Life Time Fitness, Inc. From 2000 until 2007, Mr. Eugster served as a director of Golf Galaxy, Inc., and from 1991 until late 2005, he served as a director of ShopKo Stores, Inc.
R. William Van Sant
Mr. Van Sant, 72, is an operating partner of Stone Arch Capital, LLC, a private equity firm. He assumed this position in January 2008. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., a Dover Corporation company, which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company.

Directors whose terms continue until 2013:
Eric P. Etchart
Mr. Etchart, 54, is President of the Manitowoc Cranes Group, a business segment of The Manitowoc Company, Inc., and a Senior Vice President of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment. He has held these positions since 2007. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and PPM Cranes S.A.
J. Kevin Gilligan
Mr. Gilligan, 56, is Chairman and Chief Executive Officer of Capella Education Company, an online education provider, a position he has held since March 5, 2009. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan served as a director of ADC Telecommunications, Inc.
William G. Van Dyke
Mr. Van Dyke, 65, was Chairman of the Board of Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products, from August 2004 until his retirement in August 2005. He was Chief Executive Officer and President of Donaldson Company, Inc. from 1996 to August 2004. Mr. Van Dyke has been a director of Graco since May 1995 and is also a director of Polaris Industries, Inc. and Alliant Techsystems Inc. From 2005 until 2006, he served as a director of Black Hills Corporation.
The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Messrs. McHale and Mitau and Ms. Morfitt to terms expiring in 2014.
DIRECTOR INDEPENDENCE
Our Board of Directors has determined that Mr. Carroll, Mr. Etchart, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in Section 303A.02 of the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.
In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Mitau, have any relationship with the Company other than as a director and/or shareholder. Some of our non-employee directors are or were during the previous three fiscal years a non-management director of another company that did business with us during these years, and/or a non-executive director of one or more charitable organizations to which our Company’s charitable foundation made a contribution during those years. The Board specifically considered that Mr. Mitau serves as Executive Vice President and General Counsel of U.S. Bancorp, to which our Company paid approximately $85,000 in 2010 for transactional deposit services, including those related to cash receipts, credit card processing and letters of credit. Our Company paid approximately $50,000 of fees to U.S. Bancorp in the first half of 2010 for directed trustee services, but we terminated that relationship in May 2010. Our Company also paid U.S. Bancorp approximately $160,000 for interest expense, and approximately $65,000 for service fees related to our revolver and credit lines in 2010. None of the revolver services provided by U.S. Bancorp during 2010 were advisory in nature, involved access to sensitive or strategic Company information, or involved commission-based payments. Our banking and borrowing relationship with U.S. Bancorp predates Mr. Mitau’s service on our Board and Mr. Mitau has never been personally involved in any way in the negotiation of our business terms or relationships with U.S. Bancorp. The total amount our Company paid to U.S. Bancorp in 2010, approximately $360,000, falls significantly below 2 percent of U.S. Bancorp’s 2010 gross revenues, or $363 million, which is the threshold for determining independence under the New York Stock Exchange’s independence standards. The Board determined that neither the nature of the relationship between U.S. Bancorp and our

Company nor the amount of payments was material to either of the entities. Moreover, our Board concluded that Mr. Mitau does not have a material interest in the foregoing transactions because he was not directly involved in the transactions nor does he derive any special benefit related to the transactions, and the transactions with U.S. Bancorp were the result of a competitive bidding process and arm’s-length negotiations.
BOARD LEADERSHIP STRUCTURE
Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer (“CEO”). Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because, during difficult or volatile economic times such as those we recently experienced, it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau, who previously served as our independent Chairman of the Board, had significant public company experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.
BOARD OVERSIGHT OF RISK
Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in the Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee the Company’s compliance with legal and regulatory requirements.
The Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September for approval to ensure completeness, appropriate oversight and review. While our Board leadership structure results from the considerations described above, we believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.
MEETINGS OF THE BOARD OF DIRECTORS
During 2010, our Board of Directors met six times. Attendance of our directors at all Board and Committee meetings averaged 99 percent. During 2010, every director attended at least 75 percent of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2010, all of the then-serving directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 22, 2011, the record date, was as follows:

Management Organization
Audit	Governance	and Compensation
R. William Van Sant, Chair	Lee R. Mitau, Chair	Jack W. Eugster, Chair
William J. Carroll	William J. Carroll	Eric P. Etchart
Eric P. Etchart	Marti Morfitt	J. Kevin Gilligan
Jack W. Eugster	William G. Van Dyke	Lee R. Mitau
J. Kevin Gilligan	R. William Van Sant	Marti Morfitt
William G. Van Dyke
Audit Committee (8 meetings in fiscal year 2010)
The Audit Committee is composed entirely of directors who meet the independence requirements of Rule 10A-3(b) under the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate.

Our Board has determined that Mr. Carroll, Mr. Van Dyke and Mr. Van Sant are audit committee financial experts. Our Board has appointed Mr. Carroll as Audit Committee Chair effective April 21, 2011.
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and independent auditors.
The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2011.
Governance Committee (4 meetings in fiscal year 2010)
The Governance Committee has the following functions:
•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•	Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.
The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 17, 2006.
Management Organization and Compensation Committee (3 meetings in fiscal year 2010)
The Management Organization and Compensation Committee has the following functions:
•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.
The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 18, 2011.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Board who served on the Management Organization and Compensation Committee during 2010 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS
Qualification Standards
Our Company will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.
Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines which include, among others, the requirement to resign from the Board effective upon the conclusion of the term for which the director is serving when the director reaches age 72, unless the Board waives such requirement, and the requirement to tender the director’s resignation if his or her employment status significantly changes.
The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate.
Qualifications of Current Directors
All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable them to make a significant contribution to the governance of our Company. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as members of the Board.
•	Mr. Carroll, a member of our Governance and Audit Committees, brings a seasoned perspective and comprehensive breadth of automotive industry expertise to our Board. As former President and Chief Operating Officer of Dana Corporation, he gained considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our Audit Committee financial experts. He remains active in the automotive parts industry, a key market served by Graco, through his current role as President and CEO of Limo-Reid, Inc. d/b/a NRG Dynamix.

•	Mr. Etchart, a member of our Audit and Management Organization and Compensation Committees, has twenty-eight years of global experience with manufacturing companies, including as President and General Manager of the Manitowoc Crane Group of The Manitowoc Company, Inc. He has extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with twenty-five years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well suited to provide an international perspective to the Board as we develop our business in global markets.

•	Mr. Eugster, our Chair of the Management Organization and Compensation Committee and member of the Audit Committee, has more than forty years of public company experience, including as Chairman, President and CEO of Musicland Stores Corporation. He has served on numerous public company boards including Donaldson Company, Inc., Black Hills Corporation, Life Time Fitness, Inc., Golf Galaxy, Inc. and ShopKo Stores, Inc. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters.

•	Mr. Gilligan, a member of our Audit and Management Organization and Compensation Committees, has over twenty-five years of global operational experience including as President and CEO, Automation and Control Solutions, of Honeywell International. He also has comprehensive knowledge of the construction industry, one of the key industries that Graco serves. Mr. Gilligan’s additional public company experience as Chairman and

CEO of Capella Education Company and the former lead director of ADC Telecommunications, Inc. provides additional depth to our Board’s leadership capabilities.

•	Mr. McHale, our President and Chief Executive Officer, has twenty years of progressive experience in various manufacturing, sales and marketing roles while at Graco. Mr. McHale has led each of our Contractor and Lubrication Equipment divisions and has extensive manufacturing experience acquired in his role as Vice President of Manufacturing. He also has in-depth experience with financial and managerial accounting practices at Graco.

•	Mr. Mitau, our Chairman of the Board and Chair of the Governance Committee, the current Executive Vice President and General Counsel of U.S. Bancorp and former chair of the corporate department of a global law firm, has extensive public company legal and governance expertise. This governance expertise has also been developed as a director of H.B. Fuller Company, where he has served as Chairman of the Board since 2006. In addition, he is an expert in corporate finance and mergers and acquisitions. With over twenty years on our Board, Mr. Mitau has developed an in-depth knowledge of our business. His long history with our Company, combined with his leadership and corporate governance skills, makes him particularly well qualified to be our Chairman.

•	Ms. Morfitt, a member of our Governance and Management Organization and Compensation Committees, brings a wealth of global marketing and leadership skills to our Board. Her CEO experiences at Airborne, Inc., River Rock Partners, Inc., and CNS, Inc., and as Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. With fourteen years on our Board, Ms. Morfitt’s considerable knowledge of our business makes her well suited to provide advice with respect to our strategic plans and marketing programs.

•	Mr. Van Dyke, a member of our Audit and Governance Committees, brings to our Board visionary, disciplined leadership developed over his distinguished career as Chairman and CEO of Donaldson Company, Inc., a global manufacturing company like Graco. In addition, the Board also values his experience as a director of two other public manufacturing companies, Polaris Industries, Inc. and Alliant Techsystems Inc. He was selected by our Board not only for his financial, accounting and operational expertise, but also because of his knowledge of industrial product markets and manufacturing processes. Mr. Van Dyke has over fifteen years of experience serving Graco on its Board, and has been designated by our Board as an Audit Committee financial expert.

•	Mr. Van Sant, our Audit Committee Chair and member of the Governance Committee, is an expert in management, finance and manufacturing operations, experience he has acquired over many years as the Chairman, director and/or CEO of various manufacturing companies including H.B. Fuller Company, Paladin (a Dover Corporation company), Nortrax Inc., Lukens, Inc., Blount Inc., and Cessna Aircraft Company. He also held progressively larger roles over a nearly thirty-year career at John Deere Company, and has more recently served as an operating partner with two private equity firms, Stone Arch Capital, LLC, where he currently works, and Norwest Equity Partners. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics. He has been designated by our Board as an Audit Committee financial expert.
Board Diversity
In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section of this Proxy Statement. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.
Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.
Nominee Selection Process
The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters. Our by-laws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.
DIRECTOR COMPENSATION
Director compensation in 2010 remained unchanged from 2009. The annual retainer for each non-employee director of our Company, except the non-employee Chairman, was $32,000. The non-employee Chairman was paid at the rate of $75,000 per annum. We also pay annual retainers of $5,000 for the Chair of the Governance Committee and $7,500 for the Chairs of the Audit Committee and Management Organization and Compensation Committee. The non-employee directors received a meeting fee of $1,500 for each Board meeting attended. The meeting fee for each of our three Committees is $1,200 per meeting. The meeting fee for attendance by telephone at any in-person or telephonic Board or Committee meeting is one-half of the fee for in-person attendance. All retainer and meeting fees are paid in arrears.
A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainer (including committee chair retainer) and meeting fees. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.
Non-employee directors receive an annual option grant. In 2010, non-employee directors received an annual option grant of 8,600 shares on the date of the Company’s annual meeting of shareholders. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant of 8,600 shares. Mr. Etchart received an option grant of 8,600 shares on December 2, 2010. Options granted to non-employee directors are issued under the Stock Incentive Plan, are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant.
Our Board’s philosophy is to target retainer and meeting fee compensation at the median of the market, and target equity compensation in the form of stock options above the median of the market, in order to attract and retain capable board members and to strengthen the link between our director compensation program and the interest of our shareholders in Graco stock performance.
Our Governance Committee retained Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2011 meeting. The peer companies used for the 2011 benchmarking study matched the peer group identified for executives on page 20 the Compensation Discussion & Analysis section of this Proxy. In reviewing the peer group comparison, the Governance Committee concluded that the current base retainer and Audit Committee retainer fell below the median of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that, effective May 1, 2011, the annual base retainer for non-employee directors (excluding the Chairman) will increase from $32,000 to the peer group median of $38,000, and the Audit Committee Chair annual retainer will increase from $7,500 to the peer group median of $10,000. In addition, our Board determined that its methodology for setting the annual stock option award for the non-employee directors will change from a fixed share to an economic value approach to reduce director compensation volatility. Our Board set the economic value for their next stock option award, to occur immediately following the Annual Meeting, at $100,000, which is approximately at the 75th percentile of the peer group. Share ownership guidelines for our directors were adopted effective February 15, 2008. The guidelines require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Shares of common stock directly and beneficially owned, as well as phantom stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. At the September 19, 2008 Board meeting, our directors clarified that the annual retainer calculation shall be set at the rate then in effect for the non-Chairman annual retainer and shall not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.
Director Compensation Table for Fiscal Year Ended December 31, 2010
The following table summarizes the total compensation paid to or earned by the members of our Board of Directors during the fiscal year ended December 31, 2010.

				Change in Pension Value
	Fees Earned or		Option	and Nonqualified Deferred
	Paid in Cash(1)	Stock Awards(2)	Awards(3)	Compensation Earnings(4,5)	Total
Name	($)	($)	($)	($)	($)

William J. Carroll	53,000	—	88,631	—	141,631

Eric P. Etchart	5,983	5,918	90,254	—	102,155

Jack W. Eugster	9,875	48,825	88,631	—	147,331

J. Kevin Gilligan	—	50,600	88,631	—	139,231

Lee R. Mitau	—	97,400	88,631	1,000	187,031

Martha A. Morfitt	—	49,400	88,631	1,000	139,031

William G. Van Dyke	53,000	—	88,631	1,000	142,631

R. William Van Sant	—	59,900	88,631	—	148,531

(1)	Mr. Carroll and Mr. Van Dyke elected to receive all retainer and meeting fees in cash. Mr. Eugster elected to receive 25 percent of his retainer in cash and 75 percent in deferred stock. Mr. Etchart elected to receive 50 percent of his retainer and meeting fees in cash and 50 percent in shares of stock plus cash in lieu of any fractional share. All other non-employee directors elected to receive retainer and meeting fees in deferred stock.

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Eugster, Gilligan, Mitau, Van Dyke, Van Sant and Ms. Morfitt have elected to defer the receipt of stock. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2010 year end are as follows:

Account Balance

Mr. Carroll	13,179 shares

Mr. Eugster	8,881 shares

Mr. Gilligan	16,146 shares

Mr. Mitau	38,728 shares

Ms. Morfitt	22,405 shares

Mr. Van Dyke	23,018 shares

Mr. Van Sant	11,611 shares

(3)	Each then-serving non-employee director, except for Mr. Etchart, received an annual option grant of 8,600 shares on April 23, 2010, the date of the annual meeting of shareholders. Mr. Etchart, who joined the Board on December 2, 2010, received an initial stock option grant of 8,600 shares on his date of election. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2010, computed in accordance with financial accounting principles, which is based on a per share value of $10.31 for options granted on April 23, 2010 and $10.49 for options granted on December 2, 2010. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, and Note H to the Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K. The aggregate number of outstanding option grants at year-end 2010 are as follows:

	Unvested Shares	Exercisable Shares

Mr. Carroll	20,250	28,725

Mr. Etchart	8,600	0

Mr. Eugster	20,250	23,850

Mr. Gilligan	20,250	28,725

Mr. Mitau	20,250	34,350

	Unvested Shares	Exercisable Shares

Ms. Morfitt	20,250	17,200

Mr. Van Dyke	20,250	34,350
Mr. Van Sant	20,250	23,850

(4)	Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau, Ms. Morfitt and Mr. Van Dyke, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:
•	Discount rate: 5.50 percent as of December 31, 2010

•	Retirement age: The Plan does not have a specified normal retirement age. Therefore the values reflect the increase in present value of the accrued benefit as of December 31, 2010.

•	Form of payment: Five-year certain (payable quarterly)
COMMUNICATIONS WITH THE BOARD
Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that he or she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:
•	Write to the Board at the following address:
Board of Directors
Graco Inc.
c/o Karen Park Gallivan, Vice President, General Counsel and Secretary
P.O. Box 1441
Minneapolis, Minnesota 55440-1441
•	Email the Board at boardofdirectors@graco.com
CORPORATE GOVERNANCE DOCUMENTS
The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on the Company’s website at www.graco.com and may be found by selecting the “Investor Relations” tab and then clicking on “Corporate Governance”.
AUDIT COMMITTEE REPORT
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 31, 2010 (“the financial statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee has discussed with Deloitte the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Our management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The Audit Committee has received from Deloitte the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit

Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence. The Audit Committee has also received written material addressing Deloitte’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte and has concluded that such non-audit services are compatible with the independence of Deloitte.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the financial statements for the fiscal year ended December 31, 2010, be included in the Company’s 2010 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
The Members of the Audit Committee
                  Mr. R. William Van Sant, Chair
                  Mr. William J. Carroll
                  Mr. Eric P. Etchart
                  Mr. Jack W. Eugster
                  Mr. J. Kevin Gilligan
                  Mr. William G. Van Dyke
Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte”), and the fees paid to Deloitte for services in the other fee categories during the fiscal years ended December 31, 2010 and December 25, 2009. The Audit Committee has considered the scope and fee arrangements for all services provided by Deloitte to our Company, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence. The Audit Committee pre-approved 100 percent of the services described below.

	Fiscal Year	Fiscal Year
	Ended 12/31/10	Ended 12/25/09

Audit Fees	$765,000	$715,000
Audit-Related Fees	—	—
Tax Fees(1)	31,000	110,000

Total	$796,000	$825,000

(1)	Includes fees for tax compliance services of $27,000 and $72,000, and tax advice of $4,000 and $38,000, in 2010 and 2009, respectively.
Pre-Approval Policies
The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) has acted as the independent registered public accounting firm for our Company since 1962. The Audit Committee of the Board, which has selected Deloitte as the independent registered public accounting firm for fiscal year 2011, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any shareholder questions.
The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte as the independent registered public accounting firm for fiscal year 2011.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In 2010, the Company exceeded its financial objectives despite an unpredictable economic environment. The Company achieved financial results that exceeded expectations while maintaining a long-term focus of investing in products and initiatives that position the Company for growth. The short-term cash incentive plans retained net sales and earnings per share (“EPS”) as metrics in 2010 to encourage top-line sales growth, as well as bottom-line earnings, both of which form the basis for long-term shareholder value growth. The Company exceeded its net sales and EPS annual performance targets as detailed below.

		2010 Actual Result	2010 Actual Result
Financial Metric	Metric Weighting	As % of 2010 Target Performance	As % of 2009 Actual Result

CEO, CFO, and Function Executives (HR, Legal, and Manufacturing)
Corporate Net Sales	50%	117%	129%
Corporate EPS	50%	141%	209%
Division and Region Executives
Corporate Net Sales	25%	117%	129%
Corporate EPS	25%	141%	209%
Worldwide Division or Region Net Sales	25%	112 – 130%	123 – 146%
Worldwide Division or Region EPS	25%	98 – 300%	127 – 400%
The Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) targets a competitive and equitable executive compensation program that rewards Company (or, in some cases, region or division) performance and individual performance. The total annual direct compensation opportunity for our executive officers consists of base salary, short-term incentive target, and a long-term incentive award in the form of stock options. Although the MOCC does not establish a set pay mix for our executives, it strives to maintain a reasonable and competitive balance between the fixed and variable components. In addition, the MOCC seeks to closely align the interests of our executives with our shareholders through performance-based annual incentive and stock options. For 2010, on average, 63 percent of our current executive officers’ target total direct compensation was linked to the Company’s performance in the form of short- and long-term incentive programs. Below are tables that display the Company’s performance and each named executive officer’s short-term incentive compensation, long-term incentive compensation, and total direct compensation (annual base salary, short-term incentive compensation, and long-term incentive compensation) for the past three fiscal years.
Our Company’s Three-Year Financial Performance

	2010	2009	2008

Worldwide Net Sales – Annual Bonus Plan Metrics	$744.1 million	$579.2 million	$817.3 million
Net Sales Results – Relative to Annual Bonus Financial Target	117%	71%	93%
Worldwide EPS – Annual Bonus Plan Metrics	$1.69	$0.81	$1.99
EPS Results – Relative to Annual Bonus Financial Target	141%	41%	81%
Short-Term Incentive Awards

	2010	2009		2008

Patrick J. McHale	$962,550	$0	(1)	$0
James A. Graner	$361,725	$30,525		$0
Dale D. Johnson	$293,379	$27,436		$0
Simon J.W. Paulis (2)	$312,263	$28,419		$0
David M. Lowe	$276,057	$23,296		$0
Long-Term Incentive Awards (Stock Options) (3)

	2010	2009	2008

Patrick J. McHale	$1,032,975	$958,185	$1,257,480
James A. Graner	$325,062	$200,154	$326,945
Dale D. Johnson	$216,708	$200,154	$251,496
Simon J.W. Paulis (2)	$216,708	$200,154	$251,496
David M. Lowe	$216,708	$200,154	$251,496

Total Direct Compensation
(Annual base salary, short-term incentive compensation, and long-term incentive compensation)

	2010	2009	2008

Patrick J. McHale	$2,637,225	$1,599,885	$1,877,480
James A. Graner	$1,031,287	$575,180	$624,022
Dale D. Johnson	$819,722	$537,225	$550,660
Simon J.W. Paulis (2)	$852,355	$568,028	$592,243
David M. Lowe	$755,677	$486,362	$505,517

(1)	Mr. McHale declined to accept any bonus payout under the Executive Officer Annual Incentive Bonus Plan for 2009 and accordingly received no cash bonus for that year.

(2)	Amounts for Mr. Paulis reflect average exchange rates of 1.328, 1.394, and 1.472 US dollar-to-euro for 2010, 2009, and 2008, respectively.

(3)	Long-term incentive award values equal the number of shares granted multiplied by the Black-Scholes value on the grant date.
We conduct a review of our executive compensation program and philosophy on an annual basis to ensure each component is in alignment with the best interests of our shareholders and current market practices. Upon review, in 2010, we made the following changes:
•	Stock Holding Policy: A newly implemented policy requires executive officers below the CEO level to retain 50 percent of net shares from awards granted under the Company’s equity programs up to three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO. This action followed the adoption of a separate holding policy for the CEO in 2009. More detailed information regarding these two policies is discussed in the Long-Term Incentives section on page 25.

•	Recoupment Policy: Effective February 2010, the MOCC adopted an incentive compensation recoupment policy that applies to short-term incentive awards granted under our short-term incentive programs. The policy requires an executive officer to pay back to the Company the amount of any short-term incentive award that would not have been earned, or the total amount of the incentive award, in the event of a material restatement due to an executive officer’s intentional misconduct or fraud. More detailed information regarding this policy is discussed in the Short-Term Incentives section on page 24.
Compensation Philosophy

Attraction and Retention	Graco’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing, and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value.

Competitiveness	All components of compensation should be set competitively as compared against manufacturing companies of comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

Pay-for-Performance	All components of compensation should be tied to the performance of the Company, division, or region and the performance of the individual executive officer.
Accountability for Short- and Long-Term Performance	Annual performance bonuses and long-term incentives should reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

Alignment to Shareholders’ Interests	Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.
Reducing the Possibility for Excessive Risk-Taking	The Company’s executive compensation program, which is reviewed and approved by the MOCC, is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. The following characteristics of the Company’s executive compensation program work to minimize executive officers, either individually or as a group, from making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

• Balanced Mix of Pay Components: The target compensation mix is not heavily weighted towards annual incentive awards, but rather represents a balance of salary, short-term cash incentive and long-term equity-based compensation that typically vests over four years.

• Vesting Schedules: The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

• Capped Incentive Awards: Annual short-term incentives are capped at 150 percent of the target bonus opportunity for executive officers.

•    Recoupment Policy: Requires our executives to pay back to the Company any unearned short-term incentive award amount in the event of a material restatement due to an executive officer’s intentional misconduct or fraud.

•    Stock Ownership Guidelines: Requires the CEO to retain 50 percent of net shares from awards granted under the Company’s equity programs. Executive officers below the CEO level are required to retain 50 percent of net shares from awards granted under the Company’s equity programs up to three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO.

Executive Officer Compensation Processes
The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:
•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component primarily by using a reputable third-party salary survey of similarly sized manufacturing companies and secondarily by using an industry peer group; and

•	An annual review of each named executive officer’s tally sheet before setting the annual compensation program for the next performance year.
Executive Compensation Consultant
The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Towers Watson (formerly Towers Perrin) as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.
In its capacity as the executive compensation consultant, Towers Watson advises the MOCC on the following matters:
•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis on a periodic basis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation; and

•	Reviewing the composition of the industry peer group used to benchmark executive compensation on a periodic basis.
Our Company’s management engaged Towers Watson to perform certain non-executive compensation services in 2010. The total fees for these services were less than $120,000.

Role of Management in Executive Compensation Decisions
Our management is involved in the following executive compensation processes:
•	The Vice President of Human Resources and Corporate Communications (“Vice President HR”) and the Compensation Manager develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•	The CEO, the Vice President HR, the Vice President, General Counsel and Secretary, and the Compensation Manager attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

•	The CEO, the Vice President HR, and the Compensation Manager review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short- and long-term incentive plan designs and changes, if warranted;

•	The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards in the form of stock-based grants for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

•	Following the MOCC’s executive sessions, the Chair of the MOCC provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.
Benchmarking
The MOCC annually retains Towers Watson to provide survey market data of manufacturing companies with similar revenues for all executive officer positions. United States market data is used for all U.S. executive officers and Belgian market data is used for the European region executive. Typically, the MOCC meets in the fall of each year to review this survey data. The survey data is derived from Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the survey data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing where the compensation of the Company’s named executive officers fell in relation to the survey data. When reviewing the relative positioning of each named executive officer’s total direct compensation level, the MOCC compares each named executive officer to generally comparable positions identified within the survey data. The purpose of this review conducted each fall is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the survey data depending on the Company’s performance. At the same time, Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Merit Increase Projection”).
At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are made with the goal of approaching the 50th percentile without a specific market position targeted.
At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive target opportunities and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the Annual Incentive Plans, which percentage has remained constant for several years, as set forth below in the 2010 Short-Term Cash Incentive Payout Design table. The MOCC targets the value of the long-term incentive award for the CEO at the 75th percentile for a chief executive officer position within the Towers Watson database, and the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines. The MOCC targets the value of the long-term incentive award for our CFO at the 75th percentile for a chief financial officer position within the Towers Watson database, and the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The value of the long-term incentive award for each named executive officer other than the CEO and CFO is set at the 75th percentile for a profit center head position within the Towers Watson database. The reason for targeting the 75th percentile is to account for the fact that the Company has a higher market capitalization-to-revenue ratio compared to the other companies in the database with similar revenues. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each named executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on internal standard accounting assumptions.
Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applies to specific compensation decisions for our named executive officers for 2010 and 2011.
Our Company’s Peer Group
At its February 2009 meeting, the MOCC engaged Towers Watson to assist in the review of our list of peer companies. A list of twenty companies was recommended by Towers Watson and approved by the MOCC in September 2009. The new peer group was selected based on similarity to us on a variety of factors, including industry, revenue, location and market capitalization. The following table lists the companies in our Company’s peer group (the “Graco Peer Group”) and their respective financial data:

	Provided by Towers Watson
	(on or before March 2009)

Company	Revenue ($M)	Market Cap ($M)

Actuant Corporation	$1,664	$1,764
Apogee Enterprises, Inc.	882	448
Chart Industries, Inc.	744	302
CIRCOR International, Inc.	794	465
Donaldson Company, Inc.	2,240	3,516
ESCO Technologies, Inc.	624	1,254
Franklin Electric Co., Inc.	746	647
FreightCar America, Inc.	746	217
Gardner Denver Inc.	2,018	1,207
H.B. Fuller Company	1,392	859
IDEX Corporation	1,489	1,996
John Bean Technologies Corporation	1,028	225
Kaydon Corporation	522	1,177
Ladish Co., Inc.	469	220
Middleby Corporation (The)	652	463
Nordson Corporation	1,125	1,259
Robbins & Myers, Inc.	787	1,553
Tennant Company	701	281
Toro Company (The)	1,882	1,215
TransDigm Group Incorporated	714	1,655

50th Percentile	790	1,020
75th Percentile	1,415	1,335

Graco Inc.	817	1,412
There are significant differences among the businesses conducted by the companies in the Graco Peer Group, and the executive compensation information for these companies is limited to those executive officers identified in their filings, whose positions may or may not correspond to the positions held by, and responsibilities of, our named executive officers. Therefore, the Graco Peer Group information is not a primary source of data for the MOCC’s compensation decisions. However, on a periodic basis, the MOCC reviews executive compensation data of companies in the Graco Peer Group to ensure that our compensation practices are generally in alignment with these peer companies. This information was reviewed by the MOCC in December 2009 to provide general information as the MOCC commenced its compensation setting process for fiscal 2010.
Components of the Executive Compensation Programs
Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of the three primary total compensation components summarized in the following table:

Form(s) of
Component	Compensation	Purpose	Key Characteristics

Base Salary	Cash	Recognizes individual work experience, performance, skill, and level of responsibility	Fixed compensation Guided by the 50th percentile market data but subject to individual performance in prior year and budget constraints Used to compute other components of compensation

Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives Serves as “at risk” pay that fluctuates based on corporate and division/region performance	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary

Long-Term Incentives (LTI)	Stock options	Motivates attainment of the long-term goals and overall operational growth Aligns executives’ interests with shareholders Retains executive talent through gradual vesting schedule	Variable compensation provided to reward company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date
In addition to reviewing the benchmark data described above, the MOCC reviews compensation tally sheets for our named executive officers showing their current and potential total compensation and benefits components. The tally sheets also display projected compensation and benefits for hypothetical change-of-control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2010 provided actual compensation for 2008 and 2009 and target annual compensation for 2010. These tally sheets also provided retirement balances as of December 31, 2009 projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances, and the projected value of stock awards based on assumptions regarding stock price appreciation.
After analysis of market and tally sheet data and discussion among the MOCC members, the MOCC reviews the dollar allocation among each of the three components. Although the MOCC has not established specific ratios for each of the compensation components, it strives to maintain a reasonable and competitive balance between the fixed and variable elements. The MOCC believes the compensation mix and amount paid to each of our executive officers is market based, reasonable and competitive. The 2010 and 2011 average pay mix at target for our executive officers is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “at risk” pay components comprise more than 60 percent of the total target annual direct compensation to align our executive officers’ compensation with the performance of the Company and long-term shareholder value.

Base Salary
Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance, taking into account factors related to the executive officer’s areas of responsibility, the executive officer’s ability to contribute to our future success, and budgetary constraints. Based on these key factors, a salary increase could be made if the salary is significantly outside of a range around the 50th percentile of the market data.
For 2010, merit increases were given to executive officers whose base salaries were below the 50th percentile of the market data. No merit increases were given to executive officers whose base salaries were at or above the 50th percentile. The MOCC believed that merit increases would not be appropriate for base salaries already at a competitive level due to economic conditions and the internal workforce reductions that occurred in 2009 (the “2009 Economic Conditions”). None of our named executive officers received a merit increase in 2010.
For 2011, the merit increase decisions for the executive officers were based on the criteria identified above. The merit increase for the CEO was in line with the Merit Increase Projection. Merit increases for the other executive officers were slightly above the Merit Increase Projection because most of our executive officers in 2010 received a zero merit increase, including our named executive officers.
Refer to the “Compensation of Individual Named Executive Officers” section of this discussion and analysis for detailed information on individual salary adjustments in 2010 and 2011.
Short-Term Incentives (STI)
An annual incentive plan (the “Executive Officer Annual Incentive Bonus Plan”) has been created for those designated by the MOCC, including the CEO, to qualify the participant’s short-term incentive as performance-based compensation under Section 162(m) of the Internal Revenue Code. A separate annual incentive plan (the “Executive Officer Bonus Plan”) applies to the other designated executive officers. In contrast to the Executive Officer Annual Incentive Bonus Plan, the Executive Officer Bonus Plan does not need to be approved by shareholders, and is used to make payments to individuals who are not subject to Section 162(m) or whose compensation is below the deductibility limit under Section 162(m). Each executive officer participates in only one of the two plans. The Executive Officer Annual Incentive Bonus Plan is only tied to corporate measures and provides a higher target bonus as a percent of base salary than the Executive Officer Bonus Plan. In addition to corporate measures, the Executive Officer Bonus Plan also includes worldwide division/region measures for division/region executive officers. There are no other material differences between the two bonus plans. The Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, together, are referred to as the “Annual Incentive Plans”.
The Annual Incentive Plans are designed to motivate our executive officers to increase sales, earnings and other financial performance by offering an incentive that rewards year-over-year growth. Potential payouts under the Annual Incentive Plans are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for several years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of actual performance against pre-established targets.
At its meeting in February 2010, the MOCC approved participation of the CEO and other executive officers in their respective Annual Incentive Plans for 2010. Mr. McHale was the only person designated as a participant in the Executive Officer Annual Incentive Bonus Plan. All other executive officers reporting directly to the CEO and serving on the executive management team (the “Management Executives”) participate in the Executive Officer Bonus Plan. The threshold, target and maximum payout levels for 2010 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Annual Incentive Plans: net sales and earnings per share (“EPS”) growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Annual Incentive Plans because the MOCC desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. Although the MOCC historically has set target performance levels based on multiples of forecasted real U.S. Gross Domestic Product (GDP) growth, due to economic uncertainties the MOCC used its discretion when setting the 2010 performance targets.
The 2010 incentive award payouts were based upon the achievement of specified levels of net sales and EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2010 Annual Incentive Plans were as follows:

			2010 Threshold	2010 Maximum	2010 Actual
		2010 Target	Performance Level	Performance Level	Results
		Performance Level	(As % of 2010	(As % of 2010	(As % of 2010
	Metric	(As % of 2009	Target	Target	Target
Financial Metric	Weighting	Actual Results)	Performance)	Performance)	Performance)

CEO, CFO, and Function Executives (HR, Legal, and Manufacturing)
Corporate Net Sales	50%	110%	90%	105%	117%
Corporate EPS	50%	148%	71%	108%	141%
Division and Region Executives
Corporate Net Sales	25%	110%	90%	105%	117%
Corporate EPS	25%	148%	71%	108%	141%
Worldwide Division or Region Net Sales	25%	109 - 113%	90%	105%	112 - 130%
Worldwide Division or Region EPS	25%	115 - 200%	60 - 77%	107 - 140%	98 - 300%
The 2010 financial results provided a 150 percent of total target award paid out to the CEO, CFO, and function executives under the Annual Incentive Plans. Division and region executives received 150 percent of the total target opportunity award under the Annual Incentive Plans based on the financial results described above, with the exception of Messrs. Johnson and Paulis. Mr. Johnson received 135 percent of his total target opportunity award under the Annual Incentive Plans based on the financial results for corporate net sales, corporate EPS, worldwide Contractor Equipment Division net sales and worldwide Contractor Equipment Division EPS. Mr. Paulis received 146 percent of his total target opportunity award under the Annual Incentive Plans based on the financial results for corporate net sales, corporate EPS, European regional net sales and European regional EPS. The MOCC has the authority to make adjustments to the Executive Officer Bonus Plan payout award based on unanticipated or special circumstances, but no such adjustment was made for 2010. Additionally, the MOCC has the authority to award special bonuses to individual executive officers.
At its February 2011 meeting, the MOCC again approved corporate net sales, corporate EPS, worldwide division and region net sales, and worldwide division and region EPS as the 2011 performance metrics. Division and region EPS numbers are computed using division and region net earnings divided by estimated diluted outstanding shares. The 2011 financial performance targets were set with reference to 2010 actual Company performance and estimates of 2011 economic growth and market conditions. The Annual Incentive Plans for our CEO and Management Executives consist of the following design, consistent with 2010, to support a distributed authority model and better align pay with performance:

Position	Measure and Weighting
CEO, CFO, and Function Executives (HR, Legal, and Manufacturing)	50% Corporate Net Sales 50% Corporate EPS
Division and Region Executives	25% Corporate Net Sales
25% Corporate EPS
25% Worldwide Division or Region Net Sales
25% Worldwide Division or Region EPS
The payout levels and design for the 2011 awards under the Annual Incentive Plans remains consistent with the 2010 Short-Term Incentive Payout Design table shown above.
In February 2010, the MOCC adopted an incentive compensation recoupment policy that applies to our executive officers. Pursuant to the policy, if, after a cash incentive award granted under our Annual Incentive Plans is paid, but prior to a change of control, the Company issues a material restatement because of material noncompliance by the Company with applicable financial reporting requirements due to an executive officer’s intentional misconduct or fraud, our executive officers may be required to pay back to the Company the amount of any such incentive payment that would not have been earned if the payment had originally been made based on the restated financial information, net of taxes. In addition, any executive officer who engaged in intentional misconduct or fraud that caused or contributed to the need for the restatement must pay back to the Company the entire amount of any incentive payments made under the Annual Incentive Plans, net of taxes. The MOCC has discretion to reduce the amount required to be paid back as it deems appropriate. The recoupment policy applies to awards earned and approved under the Annual Incentive Plans beginning in fiscal 2010.
Long-Term Incentives (LTI)
The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on the review of the market data as described above. The Board sets the February meeting date several months in advance. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC believes that executive officers who have a financial stake will be motivated to put forth sustained effort on behalf of the Company’s shareholders to support the continued growth of the Company’s share price.
In December 2007, the MOCC granted a long-term incentive award to some of our named executive officers in the form of restricted stock. The MOCC determined that it was in the best interest of our Company to award restricted stock to motivate executive officers reporting to our CEO to contribute to our growth and to continue their service with our Company following a change in the Company’s chief executive officer. Messrs. Johnson, Lowe, and Paulis were granted 4,000 shares each. The number of shares granted to each named executive officer was determined by the MOCC based on its consideration of the named executive officer’s individual responsibilities and ability to significantly impact key company initiatives. These shares vested in December 2010 and were not subject to accelerated vesting upon retirement. Mr. Graner did not receive a restricted stock award in 2007 due to his retirement plans at that time.
Under the terms of the Graco Inc. Amended and Restated Stock Incentive Plan (2006) (the “2006 Plan”), the MOCC must approve all stock option grants to officers. In February 2010, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2006 Plan as the closing price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, our plan prohibits the repricing of stock options.
In 2010, the MOCC granted the same number of shares to each of the Management Executives, except for the CEO and CFO, given its determination that each of the officers has similar impact on our performance. The CEO and CFO received different number of shares of stock options to maintain the market competitiveness for these two positions. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.
The number of shares subject to stock options granted to the named executive officers in 2010 decreased from the prior year’s grants due to the increase in the Black-Scholes value; however, the 2010 stock options granted to the executive officers have an economic value equivalent to the options granted in 2009. The grant date fair value of the options awarded calculated in accordance with U.S. accounting standards was $7.22 per share.
At the April 2010 Meeting, the shareholders approved the Graco Inc. 2010 Stock Incentive Plan (the “2010 Plan”) upon recommendation of the Company’s Board of Directors. The key terms of the 2010 Plan are essentially identical to the terms of the 2006 Plan. As proposed and approved, all future equity-based grants to employees and non-employee directors will be made under the 2010 Plan and no further grants will be made under the 2006 Plan. As a result, all option grants to our executive officers in February 2011 were made under the 2010 Plan with a grant date fair value of $13.20 per share.
Upon recommendation of the Governance Committee, the Board approved a stock holding policy for the CEO, effective February 13, 2009, by which the CEO is required to retain, until twelve months following retirement or other termination of employment, an amount equal to 50 percent of the net shares delivered to the CEO pursuant to awards granted under the Company’s equity programs, including, but not limited to, the exercise of Company stock options. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options, withholding taxes and other transaction costs. The foregoing policy applies to all equity awards to the CEO, whether granted before or after the effective date of the policy.
Effective April 23, 2010, our Board approved a stock holding policy for all executive officers below the CEO level by which each officer is required to retain 50 percent of net shares from awards granted under the Company’s equity programs. Net shares shall include, but are not limited to, shares acquired through (a) stock option exercises; (b) restricted stock, restricted stock unit or performance share awards; (c) participation in the Graco Employee Stock Purchase Plan; (d) dividend reinvestment programs including dividend reinvestments related to shares acquired outside the Company incentive plans; and (e) stock splits with respect to shares acquired through any of the foregoing. Transactions related to equity awards are exempt from this policy so long as the executive officers remain at or above the ownership threshold. The ownership threshold is defined as owning shares of the Company having a fair market value equal to three times the current base salary for executive officers reporting directly to the CEO and two times the current base salary for executive officers reporting to someone other than the CEO. To mitigate the effects of stock price volatility, compliance with these guidelines will be evaluated once each year using the average daily closing price of the Company’s common stock during the previous one-year period commencing April 1 through March 31. The foregoing policy applies to all executive officer equity awards granted on or after April 23, 2010, the first of which was made on February 18, 2011.
At the February 2011 meeting, the MOCC approved two changes to the form of stock option agreements for executive officers. An executive officer who terminates employment for reasons other than for gross and willful misconduct, death, retirement or disability will have 90 days to exercise vested options, rather than 30 days. In addition, upon death, an executive officer’s heirs will have the remaining life of the option to exercise, rather than a one-year period following the death of the executive officer. These changes went into effect February 18, 2011.
Compensation of Individual Named Executive Officers
Mr. Patrick J. McHale
President and Chief Executive Officer
Mr. McHale’s base salary as of December 2009 was below the 50th percentile of the 2009 Towers Watson survey data for chief executive officers of manufacturing companies with similar sales volume. At Mr. McHale’s request, the MOCC determined that Mr. McHale would receive no salary increase in 2010 because of the 2009 Economic Conditions. As a result, his base salary remained unchanged at $641,700. Based on the 2010 corporate net sales and corporate EPS maximum performance results, the MOCC awarded Mr. McHale a $962,550 cash bonus award under the Executive Officer Annual Bonus Plan. Mr. McHale’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. McHale of a stock option award of 143,000 shares for 2010.
Effective January 1, 2011, the MOCC increased Mr. McHale’s base salary 2.5 percent to $657,743. The increase aligned with the market rate of increase expected by the Merit Increase Projection. Mr. McHale’s 2011 base salary is below the 50th percentile of the 2010 Towers Watson Survey. His target annual cash incentive payout remains unchanged at 100 percent of his base salary. In February 2011, the MOCC granted Mr. McHale a stock option award of 126,000 shares.
On February 28, 2011, the MOCC approved a grant of a performance-based restricted stock award to Mr. McHale. The award is intended to recognize Mr. McHale for his leadership of the Company over the last several years, including the 2009 Economic Conditions. The MOCC particularly noted his leadership among our executives and employees through his recommendation to keep his base salary flat in 2010 and his decision to decline any bonus award for 2009. The restricted stock award vests in full at the end of fiscal 2013 if the Company achieves a certain net sales performance objective in fiscal 2013.

Mr. James A. Graner
Chief Financial Officer and Treasurer
Mr. Graner’s base salary as of December 2009 approximated the 50th percentile of the 2009 Towers Watson survey data for chief financial officers of manufacturing companies with similar sales volume. In December 2009, the MOCC approved no increase to Mr. Graner’s base salary for 2010 because of the 2009 Economic Conditions and because his base salary approximated the 50th percentile. As a result, his base salary remained unchanged at $344,500 for 2010. Based on the 2010 corporate net sales and corporate EPS actual maximum performance results, the MOCC awarded Mr. Graner a $361,725 cash bonus award under the Executive Officer Bonus Plan. Mr. Graner’s bonus payout represents 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Graner of a stock option for 45,000 shares.
Effective January 1, 2011, the MOCC increased Mr. Graner’s base salary 5.0 percent to $361,725, which maintains his base salary at approximately the 50th percentile of the 2010 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2011, the MOCC granted Mr. Graner a stock option award of 27,000 shares.
Mr. Dale D. Johnson
Vice President and General Manager, Contractor Equipment Division
Mr. Johnson’s base salary as of December 2009 was above the 50th percentile of the 2009 Towers Watson survey data for a profit center head of manufacturing companies with similar sales volume. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2009, the MOCC approved no increase to Mr. Johnson’s base salary for 2010 because of the 2009 Economic Conditions and because he already received a competitive base salary. As a result, his base salary remained unchanged at $309,635 for 2010. Based on the maximum performance results for 2010 corporate net sales, corporate EPS, and worldwide Contractor Equipment Division net sales, and 98 percent of target performance for 2010 worldwide Contractor Equipment Division EPS actual result, the MOCC awarded Mr. Johnson a $293,379 cash bonus award under the Executive Officer Bonus Plan. Mr. Johnson’s bonus payout represented 135 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Johnson, along with the other division and region executives, of a stock option award of 30,000 shares.
The MOCC, upon the recommendation of Mr. McHale, approved a discretionary award to Mr. Johnson in the amount of $20,000 at its February 18, 2011 meeting. Mr. Johnson received this award for his role in the launch of the first-ever professional grade hand-held paint sprayers in 2010.
Effective January 1, 2011, the MOCC increased Mr. Johnson’s base salary 4.0 percent to $322,020 because he did not receive a merit increase in 2010. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2011, the MOCC granted Mr. Johnson a stock option award of 18,000 shares.
Mr. Simon J.W. Paulis
Vice President and General Manager, Europe
The base salary for Mr. Paulis, who is employed by Graco N.V., a wholly owned subsidiary, as of December 2009 was above the 50th percentile of the 2009 Towers Watson survey data for a profit center head with similar sales volume in Belgium. From year to year, Mr. Paulis’ base salary-to-market position has changed due to fluctuations in market data of his benchmark position. In December 2009, the MOCC approved no increase to Mr. Paulis’s base salary for 2010 because of the 2009 Economic Conditions and because of his competitive base salary. In addition, there was no cost of living indexation adjustment mandated by the Belgium government for 2010. As a result, his base salary remained unchanged at €243,512 for 2010. Based on the maximum performance results for 2010 corporate net sales, corporate EPS, and European regional net sales, and a 105 percent of target performance for 2010 European regional EPS actual result, the MOCC awarded Mr. Paulis a €235,138 cash bonus award under the Executive Officer Bonus Plan. Mr. Paulis’ bonus payout represented 146 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Paulis, along with the other division and region executives, of a stock option award of 30,000 shares.
Effective January 1, 2011, the MOCC increased Mr. Paulis’s base salary 4.0 percent to €253,252, which adjustment included the 2.49 percent cost of living index adjustment mandated by the Belgium government. Mr. Paulis’s 2011 base salary is above the 50th percentile of the 2010 Towers Watson survey data. Mr. Paulis’s target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2011, the MOCC granted Mr. Paulis a stock option award of 18,000 shares.

Mr. David M. Lowe
Vice President and General Manager, Industrial Products Division
Mr. Lowe’s base salary as of December 2009 approximated the 50th percentile of the 2009 Towers Watson survey data for a profit center head of manufacturing companies with similar sales volume. In December 2009, the MOCC approved no increase to Mr. Lowe’s base salary for 2010 because of the 2009 Market Conditions and because of his competitive base salary. As a result, his base salary remained unchanged at $262,912 for 2010. Based on the 2010 corporate and worldwide Industrial Products Division net sales and corporate and worldwide Industrial Products Division EPS maximum performance results, the MOCC awarded Mr. Lowe a $276,057 cash bonus award under the Executive Officer Bonus Plan. Mr. Lowe’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Lowe, along with the other division and region executives, of a stock option award of 30,000 shares.
Effective January 1, 2011, the MOCC increased to Mr. Lowe’s base salary 4.0 percent to $273,428 because he did not receive a merit increase in 2010. Mr. Lowe’s 2011 base salary approximates the 50th percentile of the 2010 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2011, the MOCC granted Mr. Lowe a stock option award of 18,000 shares.
Benefits and Perquisites
In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:
•	Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code.
•	Supplemental Long-term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.
•	Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our U.S. Management Executives for certain financial planning expenses to encourage the executives to maximize the value of their compensation and benefit programs. In 2010, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for all other U.S. Management Executives. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the United States an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events. Mr. Paulis, our named executive officer employed by Graco N.V., is also eligible for benefits and perquisites consistent with those offered to other Graco N.V. management employees.
Severance and Change of Control Arrangements
We have entered into key employee agreements with the CEO and each of the named executive officers, the terms of which are described below under “Change of Control and Post Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:
•	Assist our Company in attracting and retaining qualified executive officers;
•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;
•	Provide certainty about the consequences of terminating certain executive officers’ employment;
•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.
Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of key employee agreement was approved by the MOCC in December 2007 after reviewing the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.
The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes each executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a Change of Control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the key employee agreements provide severance benefits in the case of resignation for good reason following a change of control.
The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes we benefit from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.
Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions, upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.
In 2010, the MOCC retained Towers Watson to conduct a competitive analysis of key agreements. At the September 2010 meeting, as recommended by Towers Watson, the MOCC approved no changes to the key terms of the employee agreements.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount we may deduct with respect to each of our named executive officers. This limitation does not apply to compensation that qualifies as “performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constitute performance-based compensation and will generally be fully deductible. The MOCC believes all compensation paid to the executive officers for fiscal year 2010 will be deductible for federal income tax purposes. However, the MOCC reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible should the MOCC deem the compensation appropriate in light of its philosophies.
Report of the Management Organization and Compensation Committee
The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee
Mr. Jack W. Eugster, Chair
Mr. Eric P. Etchart
Mr. J. Kevin Gilligan
Mr. Lee R. Mitau
Ms. Marti Morfitt
Summary Compensation Table
The table below summarizes the total compensation paid to or earned by our CEO, our Chief Financial Officer (“CFO”) and our three other most highly compensated executive officers (collectively with our CEO and CFO, the “Named Executive Officers” or “NEOs”; individually a “Named Executive Officer” or “NEO”), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) during the fiscal year ended December 31, 2010(1).

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary(2)	Bonus(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Patrick J. McHale	2010	641,700	—	1,032,975	962,550	311,000	11,854	2,960,079
President and Chief	2009	641,700	—	958,185	—	174,000	11,854	1,785,739
Executive Officer	2008	620,000	—	1,257,480	—	230,000	17,593	2,125,073
James A. Graner	2010	344,500	—	325,062	361,725	136,000 (7)	23,714	1,191,001
Chief Financial Officer and	2009	357,750	520	200,154	30,525	16,000	23,596	628,545
Treasurer	2008	297,077	—	326,945	—	167,000	20,232	811,254
Dale D. Johnson	2010	309,635	20,000	216,708	293,379	341,000	15,097	1,195,819
Vice President and General	2009	309,635	—	200,154	27,436	154,000	14,142	705,367
Manager, Contractor Equipment Division	2008	299,164	—	251,496	—	222,000	22,583	795,243
Simon J.W. Paulis(9)	2010	323,383	—	216,708	312,263	88,851	107,632	1,048,837
Vice President and General	2009	339,455	—	200,154	28,419	86,083	104,176	758,287
Manager, Europe	2008	340,747	—	251,496	—	78,308	95,834	766,385
David M. Lowe	2010	262,912	—	216,708	276,057	109,000	14,800	879,477
Vice President and General	2009	262,912	—	200,154	23,296	52,000	21,756	560,118
Manager, Industrial Products Division
(1)	Also includes information with respect to the fiscal years ended December 26, 2008 and December 25, 2009 for those NEOs serving in such capacity during those fiscal years.

(2)	The salary amounts reflect regular base salary earned in the year including any base salary deferred. Mr. Graner’s salary amount for 2009 included an accrued vacation payment elected by him as provided by the terms of the Company’s vacation policy applicable to all eligible employees.

(3)	Bonus includes any anniversary service awards or discretionary bonuses.

(4)	The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, and Note H to the Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Executive Officer Annual Incentive Bonus Plan or the Executive Officer Bonus Plan, as applicable. The Executive Officer Annual Incentive Bonus Plan has a 100 percent of base salary target payout and a 150 percent of base salary maximum payout. The Executive Officer Bonus Plan has a 70 percent of base salary target payout and a 105 percent of base salary maximum payout. See narrative preceding the Grants of Plan-Based Awards table found on page 31. At its February 18, 2011 meeting, the Committee certified that the NEOs who participated in the Annual Incentive Plans for 2010 were entitled to a payout as follows:

2010 Executive Officer Annual Incentive Bonus Plan
	Payout as a Percent of	Payout as a Percent of 2010
Named Executive Officers	Target Opportunity	Established Base Salary

Mr. McHale	150%	150%

2010 Executive Officer Bonus Plan
	Payout as a Percent of	Payout as a Percent of 2010
Named Executive Officers	Target Opportunity	Established Base Salary

Mr. Graner	150%	105%
Mr. Johnson	135%	95%
Mr. Paulis	146%	102%
Mr. Lowe	150%	105%
Given the 2009 Economic Conditions, Mr. McHale declined any bonus award and did not receive a payment for 2009, which was 12.7 percent of his established base salary.
(6)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan, and nonqualified excess benefits plan known as the Graco Inc. Restoration Plan. At December 31, 2010, the changes were as follows: Mr. McHale: $91,000 (qualified pension) and $220,000 (nonqualified restoration); Mr. Graner: $108,000 (qualified pension) and $28,000 (nonqualified restoration); Mr. Johnson: $177,000 (qualified pension) and $164,000 (nonqualified restoration); and Mr. Lowe: $72,000 (qualified pension) and $37,000 (nonqualified restoration). The amount shown for Mr. Paulis reflects the change in present value of $86,886 attributable to the fully insured pension through Delta Lloyd N.V. and the change in present value of $1,965 attributable to the sector pension plan.
(7)	The amount reported as Mr. Graner’s earnings in 2009 has been amended to reflect an additional $13,250, which was not included in the calculation of his 2009 change in pension value. Furthermore, the 2009 present value was based on a discount rate of 6 percent, while in 2010 the discount rate was 5.5 percent. These discount rates are based on year-end interest rates and are subject to change on an annual basis.
(8)	The amounts shown in the All Other Compensation column for 2010 reflect the following for Messrs. McHale, Graner, Johnson, and Lowe:

	Mr. McHale	Mr. Graner	Mr. Johnson	Mr. Lowe
Employee Investment Plan Matching Contribution	$7,219	$7,350	$7,350	$7,350
Other Perquisites	4,635	16,364	7,747	7,450

Total	$11,854	$23,714	$15,097	$14,800

The Other Perquisites consist of company-provided incremental cost for long-term disability coverage, financial planning, and executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount.
The amount shown in the All Other Compensation column for 2010 reflects the following for Mr. Paulis:

Insurance Premium for Pension, Medical and Life	$65,327
Incremental Cost for Long Term Disability Coverage	9,999
Metal Trade Sector Retirement Contribution	1,617
Other Perquisites	30,689
Total	$107,632
The Other Perquisites for Mr. Paulis consist of car related and miscellaneous expenses. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount. Benefits provided to Belgium employees are very different than those provided to employees based in the United States; however, Mr. Paulis receives benefits similar to those provided to all other Belgium management employees.

(9)	Amounts for Mr. Paulis reflect average exchange rates of 1.328, 1.394 and 1.472 U.S. dollar-to-euro for 2010, 2009 and 2008 respectively.

Grants of Plan-Based Awards in 2010
On February 12, 2010, the Committee awarded a non-qualified stock option to each executive officer, including the NEOs, under the Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.
Under the Executive Officer Annual Incentive Bonus Plan, the payout to Mr. McHale, upon achievement of applicable financial measures, ranges from a minimum of zero percent to a maximum of 150 percent of his earned base salary.
Under the Executive Officer Bonus Plan, the payout to the eligible NEOs, upon achievement of applicable financial measures, ranges from a minimum of zero percent to a maximum of 105 percent of their earned base salary.
Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2010

					All Other		Closing
					Option		Market
					Awards:		Price of	Grant Date
		Estimated Future Payouts Under			Number of	Exercise or	Common	Fair Value
		Non-Equity Incentive Plan Awards			Securities	Base Price	Stock on	of Stock or
					Underlying	of Option	Grant	Option
		Threshold	Target	Maximum	Options	Awards(1)	Date(1)	Award(2)
Name	Grant Date	($)	($)	($)	(#)	($/sh)	($/sh)	($)

Patrick J. McHale	2/12/2010				143,000	27.17	27.32	1,032,975
		0	641,700	962,550
James A. Graner	2/12/2010				45,000	27.17	27.32	325,062
		0	241,150	361,725
Dale D. Johnson	2/12/2010				30,000	27.17	27.32	216,708
		0	216,745	325,117
Simon J.W. Paulis(3)	2/12/2010				30,000	27.17	27.32	216,708
		0	213,879	320,819
David M. Lowe	2/12/2010				30,000	27.17	27.32	216,708
		0	184,038	276,058

(1)	The Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the Committee. The Committee has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a value per share of $7.22.

(3)	The established base salary used in the computation for Mr. Paulis reflects an average exchange rate of 1.328 U.S. dollar-to-euro for 2010.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2010
The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 31, 2010.

		Option Awards
		Number of Securities Underlying
		Unexercised Options(1,2)		Option Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

Patrick J. McHale	2/12/2010	0	143,000	27.17	2/12/2020
	2/13/2009	56,250	168,750	20.80	2/13/2019
	2/15/2008	75,000	75,000	35.90	2/15/2018
	6/14/2007	56,250	18,750	40.53	6/14/2017
	2/16/2007	16,875	5,625	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
	2/21/2003	22,500	0	17.34	2/21/2013
	2/22/2002	12,656	0	18.39	2/22/2012
	2/23/2001	8,436	0	11.71	2/23/2011
James A. Graner	2/12/2010	0	45,000	27.17	2/12/2020
	2/13/2009	11,750	35,250	20.80	2/13/2019
	2/15/2008	19,500	19,500	35.90	2/15/2018
	2/16/2007	16,875	5,625	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	15,000	0	38.13	2/18/2015
	2/20/2004	18,000	0	27.91	2/20/2014
	2/21/2003	18,000	0	17.34	2/21/2013
	2/22/2002	11,250	0	18.39	2/22/2012
Dale D. Johnson	2/12/2010	0	30,000	27.17	2/12/2020
	2/13/2009	11,750	35,250	20.80	2/13/2019
	2/15/2008	15,000	15,000	35.90	2/15/2018
	2/16/2007	16,875	5,625	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
	2/21/2003	27,000	0	17.34	2/21/2013
	2/22/2002	22,500	0	18.39	2/22/2012
	2/23/2001	45,000	0	11.71	2/23/2011
Simon J.W. Paulis	2/12/2010	0	30,000	27.17	2/12/2020
	2/13/2009	0	35,250	20.80	2/13/2019
	2/15/2008	15,000	15,000	35.90	2/15/2018
	2/16/2007	16,875	5,625	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/20/2004	6,750	0	27.91	2/20/2014
David M. Lowe	2/12/2010	0	30,000	27.17	2/12/2020
	2/13/2009	11,750	35,250	20.80	2/13/2019
	2/15/2008	15,000	15,000	35.90	2/15/2018
	2/16/2007	16,875	5,625	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	22,500	0	27.91	2/20/2014
	2/21/2003	22,500	0	17.34	2/21/2013
	2/22/2002	16,875	0	18.39	2/22/2012

(1)	All data reflect the three-for-two stock splits distributed on June 6, 2002 and March 30, 2004.

(2)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Option Exercises and Stock Vested in 2010
The following table summarizes the options exercised by each Named Executive Officer in 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)

Patrick J. McHale	—	—	—	—
James A. Graner	11,250	298,576	—	—
Dale D. Johnson	55,938	1,015,915	4,000	153,640
Simon J.W. Paulis	11,750	79,683	4,000	153,640
David M. Lowe	42,187	851,493	4,000	153,640

(1)	The value realized on the exercise of stock options is the difference between the closing market price of Graco Common Stock on the date of exercise and the exercise price contained in the award agreement for the stock option.

(2)	The value realized on the vesting of stock awards is the closing market price of a share of Graco Common Stock on the date of vesting multiplied by the number of vested shares. Stock awards were granted on December 7, 2007 and vested on December 6, 2010.
Change of Control and Post-Termination Payments
Summary of the Key Employee Agreement
The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of a Management Executive involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):
•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.
The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for good reason:
•	Pro-rata bonus for year of termination based on performance at the target level;

•	Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the change of control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•	Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code (the “Code”), subject to a reduction of benefits of up to $25,000 to avoid such taxes.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30 percent or more of voting power or common stock, subject to certain exceptions; (ii) change of 50 percent or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.
As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.
As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the change of control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the change of control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.
Under the Key Employee Agreement, the executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement is three years, followed by automatic annual renewals, unless either party gives six months notice of non-renewal.
Except as indicated above with respect to the CEO, the same form of agreement has been provided to all executive officers, except that an executive officer who is a resident of a foreign country received a version of the agreement that was modified as necessary to take into account local laws and prevent the duplication of any benefits.
Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations
Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control Table, or Pension Benefits Table.
Pursuant to the Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a change of control of our Company or if the employment is terminated due to death or disability.
Participants in the Graco Employee Retirement Plan and the Graco Inc. Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.
Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments when incurred during the fiscal year.
The following Table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all salaried employees, provided upon a change of control or termination of employment for each of the Named

Executive Officers, calculated as if the change of control or termination of employment had occurred on December 31, 2010.
Potential Payments Upon Termination or Following a Change of Control at December 31, 2010

	Involuntary (Not for Cause)
	or Good Reason
	Termination Following	Involuntary (Not for
	Change of Control(1,4)	Cause) Termination(2,4)	Retirement(4)	Death(3,4)	Disability(3,4)
Name	($)	($)	($)	($)	($)

Patrick J. McHale	12,206,770	2,705,242	101,000	101,000	352,196
James A. Graner	3,330,019	704,546	105,800	105,800	355,658
Dale D. Johnson	2,317,365	679,301	134,200	134,200	360,712
Simon J.W. Paulis	2,263,565	553,571	781,143	1,345,275	811,144
David M. Lowe	2,035,677	488,157	28,200	28,200	222,582

(1)	The amounts represent aggregated payments if a change of control and qualifying termination of employment occurred on December 31, 2010, which include:
•	Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a change of control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.
•	The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 31, 2010 and the option exercise price.
•	Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Inc. Restoration Plan may be found in the Pension Benefits Table and the accompanying narrative on page 38. The incremental benefit amount was determined using additional pay and earnings based on December 31, 2010 base pay and target bonus amounts. The change of control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 31, 2010 termination date, current year bonus would be paid in accordance with the Annual Incentive Plans. See Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 29.
•	Gross-up of income taxes and related excise taxes.
•	The value of other benefits (post employment health care premiums and life insurance premiums).
(2)	Reflects two years of base salary and target annual bonus for Mr. McHale and twelve months of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond twelve months, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches their Social Security normal retirement age or is no longer disabled.

(4)	Applicable terms and conditions for Mr. Paulis upon Termination or Following a Change of Control:
•	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control
i.	The health, dental, life, and retirement values represent eighteen months of premiums that will be provided to Mr. Paulis upon a change of control event. Mr. Paulis is expected to continue his coverage through the insurer using these payments to pay the premium.

ii.	Under Belgian law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance, and the value of the local obligation is less than what he would receive under his U.S. Key Employee Agreement (KEA), such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a Change of Control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.
•	Involuntary (Not for Cause) Termination - Under Belgian law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance and the value of the local obligation is less than what he would receive under his KEA, such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a change of control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.

•	Retirement - The amount reflects the lump sum payable to Mr. Paulis upon his normal retirement date. $766,903 is attributable to the fully insured benefit provided to him by Delta Lloyd N.V. and $14,240 is attributable to the sector pension plan.

•	Death - The insured pension for Mr. Paulis provides a specific benefit in the event of death before retirement, which is different from and in lieu of the normal retirement benefit. The benefit amount in event of death before retirement is four times his annual salary and is paid instead of the amount payable at normal retirement age, not in addition to any retirement benefit. This benefit formula is used for all Belgian employees covered under this policy.

•	Disability - This number reflects the lump sum of $629,751 payable from the pension plan due to disability, plus the annual disability benefit of $181,393 payable through the disability contract.

•	Exchange Rates - All amounts in this table reflect an average exchange rate of 1.328 U.S. dollar-to-euro for 2010.
Retirement Benefits
Graco Employee Retirement Plan (1991 Restatement)
The Graco Employee Retirement Plan (the “Retirement Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. Each of the U.S. Named Executive Officers is eligible for benefits under the Retirement Plan.
Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5 percent of a participant’s average monthly compensation, less 18 percent of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service.
Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his Normal Retirement Date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.
The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50 percent, 66 2/3 percent, 75 percent or 100 percent (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before his pension is to begin.
Graco Inc. Restoration Plan (2005 Statement)
Because the Internal Revenue Code (“Code”) limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan (the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.
An employee that is a participant in the Retirement Plan, and has experienced a legislative reduction in benefits under the Graco Employee Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Plan.
Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for the following default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Graco Employee Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.
A participant’s benefit will commence on the first day of the month after the later of (i) the date the participant attains age 62 or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.
If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of the participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.
The actuarial present values of accumulated benefits as of December 31, 2010 for both the Retirement Plan (1991 Restatement) and Restoration Plan (2005 Restatement) are reflected in the Present Value of Accumulated Benefit Column of the Pension Benefits for 2010 table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations.
Belgium
The Company provides all employees with Group Insurance/Benefits Plan for the benefit of Graco N.V. Each employee of Graco N.V. is provided with a group insurance benefit that provides retirement, life and disability benefits.
The pension benefit provides for a retirement benefit payable the first of the month following the employee’s 65th birthday. The employee has three payment options: a lump sum, an annuity in life-only form or conversion to another product offered by the insurance company. The employee pays one-third of the premium and Graco N.V. pays two-thirds of the premium.

The life insurance benefit provides a payout of four times annual salary in the event of death prior to retirement. Graco N.V pays the premium for this benefit.
The disability coverage consists of an insured annual benefit equal to 10 percent of the annual salary limited to the AMI-Benefits ceiling, plus 70 percent of the excess. In case of occupational accident, the employee will be entitled to an annual disability benefit, equal to 70 percent of the part of the annual salary that exceeds the ceiling. Mr. Paulis’ disability benefit is approximately U.S. $181,393. Graco N.V pays the premium.
All Graco N.V. employees have a sector retirement plan known as Sector Pension Plan Agoria. Graco N.V. is part of the Metal Trade sector. This additional retirement plan provides for retirement beginning the first day of the month following the employee’s 65th birthday. The retirement benefit will be paid as a one-time lump sum. Graco N.V. pays the monthly premium.
Pension Benefits at Fiscal Year Ended December 31, 2010

				Present Value of	Payments During Last
		Years Credited Service		Accumulated Benefit(1), (5)	Fiscal Year
Name	Plan Name	(#)		($)	($)

Patrick J. McHale	Graco Employee Retirement	21.1		409,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	21.1		774,000	—
	Plan (2005 Statement)
James A. Graner(2)	Graco Employee Retirement	36.8		1,223,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	36.8		1,159,000	—
	Plan (2005 Statement)
Simon J.W. Paulis(3)	Group Insurance/Benefit	N/A	(4)	560,650	—
	Plan for the benefit of
	Graco N.V.
	Sector Pension Plan Agoria	N/A	(4)	11,621	—
Dale D. Johnson(2)	Graco Employee Retirement	34.9		964,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	34.9		1,200,000	—
	Plan (2005 Statement)
David M. Lowe	Graco Employee Retirement	15.9		316,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	15.9		225,000	—
	Plan (2005 Statement)
(1)	For details regarding the assumptions, please refer to the Graco Inc. 2010 Annual Report on Form 10-K, Part II, Item 8 Financial Statements and Supplementary Data.

(2)	Mr. Graner and Mr. Johnson are eligible for early retirement benefits under the Retirement Plan and Restoration Plan.

(3)	The pension benefits provided to Mr. Paulis are provided by insured contracts through Delta Lloyd Life N.V.

(4)	Both the Group Insurance Benefit Plan and Sector Pension Plan are insurance contracts funded by premium contributions. As such, years of credited service are not a factor in determining the benefit amount.

(5)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Mr. Graner was and Mr. Johnson will be eligible for unreduced benefits upon reaching age 62.
Nonqualified Deferred Compensation
The Graco Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded, deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan (2005) to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible for the current Deferred Compensation Plan.
A participant in the Deferred Compensation Plan may elect to defer one percent to 50 percent of his or her base salary or advance sales incentive and/or one percent to 100 percent of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible on the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.
Effective December 31, 2004, Graco froze the Graco Inc. Deferred Compensation Plan (1992 Restatement). A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) could have deferred one percent to 25 percent of his or her base salary or advance sales incentive and/or one percent to 50 percent of his or her annual bonus and year-end sales incentive award. The Graco Inc. Deferred Compensation Plan (1992 Restatement) was amended August 1, 2007 to use the same measurement funds as provided for in the Graco Deferred Compensation Plan (2005 Statement).
A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing his or her account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.
As of December 31, 2010, no executive officers were contributing to the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year(1)	Withdrawals/Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

James A. Graner	0 (2)	—	6,917	—	255,926
(1)	The measurement funds available under the Graco Deferred Compensation Plan (2005 Statement), and their annualized returns as of December 31, 2010, were as follows:

Fund	Asset Category	Ticker	Rate of Return
			(%)

American Beacon Large Cap Value-Inst	Large Value Fund	AADEX	14.56
American Funds EuroPacific Growth- R4	Foreign Large Blend	REREX	9.39
American Funds Growth Fund of America -R5	Large Growth	RGAFX	12.63

Columbia Acorn USA -Z	Small Growth	AUSAX	23.16
Vanguard Institutional Index	Large Blend	VINIX	15.05
Vanguard Small- Cap Index Inv	Small Blend	NAESX	27.72
Vanguard Total Bond Market Index-Inv	Intermediate Bond	VBMFX	6.42
Wells Fargo Stable Return	Stable Value	N/A	2.81
Western Asset Core Plus Bond Portfolio-Inst	Intermediate Bond	WACPX	11.98
(2)	Mr. Graner did not contribute to the Graco Deferred Compensation Plan (2005 Statement) during 2010 and has not since inception of this Plan. Any contributions would have been reported as salary or bonus in the year earned. The Company has never made any contributions to Mr. Graner’s account and he has never earned any above-market interest.
CEO Succession Planning
Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President, Human Resources, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 31, 2010.

	(a)	(b)	(c)

			Number of securities
			remaining available for
	Number of securities to be	Weighted average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	[excluding securities
Plan Category	warrants and rights	rights	reflected in column (a)]

Equity compensation plans approved by security holders	4,998,328	30.02	5,662,882

Equity compensation plans not approved by security holders(1)	510,439	34.34	—

Total	5,508,767	30.42	5,662,882

(1)	The Company has maintained one plan that did not require approval by shareholders. The Employee Stock Incentive Plan (“ESIP”) is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Under this plan, the option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of the grant. Authorized shares remaining under the ESIP were cancelled as of April 21, 2006, with future grants to be made under the Amended and Restated Stock Incentive Plan (2006), or the Graco Inc. 2010 Stock Incentive Plan.
BENEFICIAL OWNERSHIP OF SHARES
Director and Executive Officer Beneficial Ownership
The following information, furnished as of February 22, 2011, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the Named Executive Officers and by all directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

		Percent of	Phantom
	Amount and Nature of	Common Stock	Stock
Name of Beneficial Owner	Beneficial Ownership(1,2,3)	Outstanding(4)	Units

William J. Carroll	52,946		13,247
Eric P. Etchart	150		—
Jack W. Eugster	42,900		9,230
J. Kevin Gilligan	40,140		16,533
James A. Graner(2,5)	241,328		—
Dale D. Johnson	225,336		—
David M. Lowe(5)	299,092		—
Lee R. Mitau	87,288		39,536
Patrick J. McHale(2)	483,893		—
Marti Morfitt	72,600		22,823
Simon J.W. Paulis	74,725		—
William G. Van Dyke	62,334		23,136
R. William Van Sant	31,900		12,037
All directors and executive officers as a group (20 persons)(5, 6)	2,468,252	3.97%
(1)	Includes 1,726,942 shares with respect to which executive officers, and 201,150 shares with respect to which non-employee directors, have a right, as of April 23, 2011, to acquire beneficial ownership upon the exercise of vested stock options. Such shares are held by the following directors and named executive officers in the following amounts: Mr. Carroll (31,775 shares), Mr. Etchart (0 shares), Mr. Eugster (26,900 shares), Mr. Gilligan (31,775 shares), Mr. Graner (171,250 shares), Mr. Johnson (197,500 shares), Mr. Lowe (182,875 shares), Mr. Mitau (31,775 shares), Mr. McHale (446,656 shares), Ms. Morfitt (20,250 shares), Mr. Paulis (66,750 shares), Mr. Van Dyke (31,775 shares), and Mr. Van Sant (26,900 shares).

(2)	Excludes the following shares as to which beneficial ownership is disclaimed: (i) 348,748 shares owned by the Graco Employee Retirement Plan, as to which Messrs. McHale, Graner and Lowe share voting and investment power as members of the Company’s Benefits Finance Committee; and (ii) 17,606 shares held by The Graco Foundation, as to which Messrs. McHale and Lowe share voting and investment power as directors.

(3)	Beneficial ownership excludes units shown as phantom stock units, held by each individual non-employee director listed as of February 22, 2011. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, by January 10 of the year following the separation of non-employee director from service. The information in this column is not required by the rules of the Securities and Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 22, 2011. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors have in our Company.

(4)	Less than 1 percent if no percentage is given.

(5)	Mr. Graner pledged 23,984 shares of Graco common stock for lines of credit and 21,816 shares of Graco common stock for a margin loan. Mr. Lowe pledged 85,774 shares of Graco common stock for a line of credit.

(6)	If the shares referred to in footnote 2 above, as to which one or more directors and designated executive officers share voting power were included, the number of shares beneficially owned by all directors, nominees for election as director and executive officers would be 2,834,606 shares, or 4.6 percent of the outstanding shares.
Principal Shareholder Beneficial Ownership
The following table identifies each person or group known to our Company to beneficially own as of December 31, 2010, more than 5 percent of the outstanding common stock of the Company, the only class of security entitled to vote at the Annual Meeting.

Name and Address of	Amount and Nature of		Percent
Shareholder	Beneficial Ownership		of Class

Mairs and Power, Inc.(1) 332 Minnesota Street W-1520 First National Bank Building St. Paul, MN 55101	3,212,356	(2)	5.4%

BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	3,058,226		5.1%

(1)	Based on information of beneficial ownership as of December 31, 2010 included in a Schedule 13G filed by each shareholder on or before February 14, 2011.

(2)	Mairs and Power, Inc. has sole voting power of 2,351,200 shares, shared voting power over 0 shares and sole dispositive power over all 3,212,356 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Company’s executive officers, directors, and 10 percent shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.
Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2010, except: (a) a Form 4 for each of Mr. Carroll, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant to report the non-employee director stock option grants on April 23, 2010 to each individual(the grants were reported on Form 4s filed on July 8, 2010); and (b) a Form 4 for each of Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt and Mr. Van Sant to report the issuance of phantom stock units to them on April 1, 2010 (the awards were reported on Form 4s filed on April 6, 2010).

RELATED PERSON TRANSACTION APPROVAL POLICY
In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:
•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.
The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:
•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally; and

•	Whether the transaction is material to the Company.
The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.
PROPOSAL 3
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION
The Company is providing shareholders with an advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:
          RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.
This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:
•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;

•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;

•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;

•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and

•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.
Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.
Our Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR the advisory vote on executive compensation.
PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION
The Company is required to seek an advisory, non-binding shareholder vote on the frequency of submission to shareholders of the advisory vote on executive compensation at least once every six years. Shareholders have the opportunity to vote on whether the so-called “say on pay” vote will occur once every year, every two years or every three years.
This vote is non-binding. The Board and the Governance Committee will review the voting results and expects to take the outcome of the vote into account when selecting the frequency of advisory votes on executive compensation.
The Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as executive compensation. Accordingly, the Board is recommending that shareholders vote for the option of once every year as the frequency with which shareholders will have a “say on pay”. The Board believes that an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters. The Board understands that thoughtful analysis of executive compensation can be time-consuming for shareholders and that it may be difficult to assess the impact of any changes to our compensation practices within a one-year period. Accordingly, the Board understands that shareholders may have different views on the appropriate frequency for the “say on pay” vote and looks forward to receiving shareholder input on this matter.
Although the Board is recommending shareholders vote for the option of once every year, for purposes of this proposal, shareholders are entitled to vote for any of the frequency alternatives and you are not voting on the Board’s recommendation. The Company will report its determination about the frequency of the advisory vote on executive compensation in a Form 8-K or amendment to a Form 8-K filed within 150 days following the Meeting.
Our Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote for the option of once every year as the frequency with which shareholders will have an advisory, non-binding vote on executive compensation.
PROPOSAL 5
VOTE ON SHAREHOLDER PROPOSAL TO ADOPT MAJORITY VOTING FOR ELECTION OF DIRECTORS
California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, CA 94229-2708, beneficial owner of approximately 202,780 shares of Graco common stock as of November 8, 2010, has given notice that it intends to present for action at the Annual Meeting the following resolution:
Shareowner Proposal
          RESOLVED, that the shareowners of Graco Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement
          Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.
          Under the Company’s current voting system, a director nominee may be elected with as little as his or her own affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.
          Accordingly, a substantial number of companies already have adopted this form of majority voting. More than 80% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.
          Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. This is what accountability is all about.
          CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.
Our Board of Directors’ Response
Our Board has carefully considered the issue of majority voting in the election of directors. For the reasons outlined below, we continue to believe that the adoption of majority voting is not in the best interests of the Company’s shareholders. We believe the plurality voting standard continues to be the best standard for electing our Company’s directors.
Majority Voting May Have Unintended Negative Consequences - Our Board continues to be concerned about the unintended and undesirable consequences of majority voting. For example, majority voting may give undue influence to special-interest or single-issue voters who use director votes to forward their particular agendas. In addition, many institutional investors rely on voting recommendations issued by proxy advisory firms. Those proxy advisory firms often base their recommendations on single issues and apply inflexible policies. We are concerned that these recommendations are made without consideration of the performance and other circumstances of the particular corporation or the contributions of the particular director to the corporation. We do not believe that this proposal has been submitted based on concerns regarding the current plurality voting standard as applied to our Company and is not based upon the contribution of our directors. Our Board believes it is unlikely shareholders generally want the consequence of a single-issue agenda to be the failure to elect a productive director or group of directors, especially given that the current plurality voting standard allows shareholders to register dissatisfaction by means of a “withhold” vote for one or more directors.
Implementing Majority Voting Will Increase the Time and Cost Required to Elect Directors - Following the elimination of broker discretionary voting in the election of directors last year, it has become more difficult to obtain a high voter turnout for the election of directors. When combined with a higher voting threshold, this would inevitably increase the Company’s costs in connection with its annual meetings by requiring us to conduct telephone solicitation campaigns, second mailings of proxy materials or other vote-getting strategies to obtain the required vote to elect directors in routine circumstances. Our Board believes that these expenditures would be a poor use of Company resources.
We Do Pay Attention to Withhold Votes - Under the Company’s current plurality voting system, a “withhold” vote allows shareholders to express their views. We are required to report the results of voting on the election of directors in a Form 8-K within four business days after our annual meeting. As a result, there is significant visibility of any director who receives a significant number of “withhold” votes. Our Nominating Committee reviews the voting results from each annual meeting.

We Have an Effective Board Structure - Our Board is held accountable and does not believe that electing directors by a different standard would result in a more effective Board. Our Governance Committee, which consists entirely of independent directors, considers a variety of factors, as described above under “Director Qualifications and Selection Process—Qualification Standards,” when nominating directors to stand for election. Other than our CEO, our Board consists solely of independent directors, as determined in accordance with the New York Stock Exchange listing standards, which means that our directors do not have relationships that might impair their ability to challenge our management. In addition, our shareholders have a right to submit comments and concerns to our Board as described above under “Communications With The Board.”
Our Board Process Already Ensures a High Quality of Director Nominees - The Board’s success in nominating strong, highly qualified directors is underscored by the fact that historically our shareholders have consistently elected directors with a substantial majority of the votes cast. In the last five years, all directors standing for election have received a majority of the votes cast on the election of directors. Accordingly, the implementation of a majority voting standard in any of these elections would not have impacted the outcome of the election.
Recent Corporate Governance Developments Refused to Mandate Majority Voting - The discussions surrounding the adoption of the Dodd-Frank Act in 2010 included discussions about whether majority voting should be mandatory for all public companies. However, Congress did not include mandatory majority voting in the Dodd-Frank Act. We believe that this decision supports the proposition that majority voting is not necessarily appropriate for all companies. For the reasons stated above, we do not believe that majority voting is appropriate for Graco.
Our Board has considered this proposal and the arguments for and against majority voting and concluded that adoption of a majority voting standard at this point in time may lead to unintended consequences, and is unnecessary and disadvantageous to the Company and our shareholders. Our Board will continue to monitor corporate governance developments and will consider majority voting in the context of these developments.
Our Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2012
Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2012 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Statement no later than November 9, 2011.
Any shareholder proposal for the Annual Meeting in year 2012 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January 21, 2012 to be considered.
OTHER MATTERS
Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.
For the Board of Directors,

Karen Park Gallivan
Secretary
Dated March 7, 2011

GRACO INC.
88 11TH AVENUE N.E.
MINNEAPOLIS, MN 55413-1894
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M30367-P06073	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRACO INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except

1. Election of Directors	☐	☐	☐
Nominees
01)	Patrick J. McHale
02)	Lee R. Mitau
03)	Marti Morfitt

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of appointment of Deloitte & Touche LLP as the independent registered public accounting firm.		☐	☐	☐

3.	Advisory, non-binding resolution to approve our executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory, non-binding vote on the frequency for which shareholders will have an advisory, non-binding vote on our executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain

5.	Shareholder proposal to adopt majority voting for the election of directors.		☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

M30368-P06073
GRACO INC.
Annual Meeting of Shareholders
April 21, 2011 2:00 p.m. Central Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Patrick J. McHale and James A. Graner, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held at George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota 55413, on Thursday, April 21, 2011, at 2:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 18, 2011, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.
Continued and to be signed on reverse side